Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of STRATA Skin Sciences, Inc. on Amendment No. 1 to Form S-3 (File No. 333-283418) of our report dated March 27, 2024, with respect to our audits of the consolidated financial statements of STRATA Skin Sciences, Inc. and Subsidiary as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of STRATA Skin Sciences, Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

December 5, 2024